Exhibit 10.24

Standard Master Supplier Agreement

Contract No.:_____________
Party A (Buyer): Xi’an Qinba Pharmaceuticals Co., Ltd.
Party B (Seller):

The parties hereto, in accordance with the Contract Law of the People's Republic of China, through amicable negotiations, reach this Master Supplier Agreement (the “Agreement”) as follows:

I. Name, Quantity and Price (Please refer to Appendix)

The agreed goods unit price in this Agreement includes purchase price and expenses in connection with after-sale services, including, but not limited to transportation expenses, insurance expenses, unloading expenses, ancillary data expenses, package probationary expenses, expenses of reagent consumables materials during inspection and acceptance, mandatory inspection expenses from third party supervision and inspection organization, training expenses, and after-sale service expenses. The unit price is determined in the + 10% to 15% range of prevailing market price, provided that it is agreed by both parties. The quantity of goods is based on and determined by Party A’s operational needs. Available goods varieties are not limited by the varieties listed in this Agreement, the unit price of which should be determined by both parties upon negotiation, unless both parties agree that it should otherwise be amended in writing.

II. Quality Requirements

1.
Goods provided by Party B shall comply with ☐ national standard of the People's Republic of China, ☐ industry standard, ☐ local standard,
☐ product quality standard of the manufacturer, ☐ relevant technical specifications formulated by related governmental Departments,
☐ quality status and functional performance stated in product instructions.

2.	Goods provided by Party B shall be brand new, equipped with certificate of inspection, and from legal supplying channel.
3.	Goods provided by Party B shall meet the following technical indications and parameters: ☐ requirements in notice documents, ☐ product instructions; ☐ refer to Appendix; ☐ descriptions here

III. Delivery, Inspection and Acceptance

1.	Delivery location and date: specified in Party A’s notice document
2.	Party B shall supply Party A with the corresponding and complete technical documents of the goods under this contract.
3.	Party B shall guarantee that goods package meets the requirements of transportation, protecting goods from being rusted, destroyed or misplaced in transportation process.
4.
Party B is responsible for the delivery to an agreed location, and shall pay all the costs incurred from transportation, including, but not limited to, transportation expenses, insurance expenses, and unloading expenses.

5.
Upon delivery, Party A shall inspect the goods within 10 days. Inspection and acceptance shall include, but not limited to: (1) specifications, quantity and exterior look; (2) the enclosed technical information; (3) components and configuration; and (4) technical parameters and standards such as functions and performance.

6.	Inspection and acceptance standards: ☐ the specifications in this Agreement ☐ the delivery sample in the notice document (if available).
7.	Where Party A accepts all the goods ordered, Party A shall issue a compliance certification, upon which the goods are regarded as accepted.
8.
Where Party A determines that goods are not in accordance with the specifications in the Agreement, Party A is entitled to reject the goods and issue a notice of rejection within 5 days. Party B shall re-deliver the goods in accordance with the specifications in the Agreement; otherwise, Party B will be regarded as late delivery.

9.
Where Party B holds different opinion on the inspection result, Party B may ask the local Commodity Inspection Department to recheck. If recheck result shows that goods are not in accordance with the specifications in the Agreement, the recheck fees shall be borne by Party B; if recheck result shows that goods are in accordance with the specifications in the Agreement, then the recheck fees shall be borne by Party A.

IV. Payment

The price shall be paid in full amount within 60 days after goods are accepted as qualified (applicable for goods with total amount of less than RMB 100,000).

V. After-sale service terms shall be otherwise determined by both parties.

VI. Liability for Breach

1.
Both parties shall implement this Agreement; either party fails to fulfill its duty shall undertake the liability for breach. The breaching party shall bear the loss incurred to the non-breaching party, including, but not limited to, direct economic loss, indirect economic loss, attorney fees, travel fees, and transportation fees incurred from the non-breaching party’s investigation.

2.
Where goods supplied by Party B are not in accordance with the specifications in the Agreement, and Party B refuses to re-deliver, Party may reject the goods, and Party B shall pay Party A a penalty fee which equals 5% of total price.

3.	If Party A rejects to receive goods without justifiable reason, Party A shall pay Party B a penalty fee which equals 5% of total price.
4.	Regarding late delivery, Party B shall pay Party A a penalty fee which equals 3‰ of total price per day. Where delay period exceeds 5 days, Party A may terminate this Agreement.

 VII. Assumption of Risk

1.	The assumption of risk of loss is switched from Party B to Party upon inspection and acceptance.
2.	Where Party A refuses to accept goods or terminate the Agreement because of defects, Party B shall bear the risk of loss.
3.	Where Party A bears the risk of loss, and it shall not influence Party B to fulfill its duty, Party A shall be entitled to request Party B to undertake the breaching liability.
4.
Where Party B bears the risk of loss, and if goods are destroyed or lost, Party B shall re-deliver goods in accordance with the specifications in the Agreement within 3 days; otherwise, Party B will be regarded as late delivery.

5.	Where Party A bears the risk of loss, it does not exempt Party A from payment.

VIII. Disputes arising from this Agreement shall be resolved through negotiation. Where negotiation fails, both parties may file a lawsuit in the local People’s Court located in the place of execution of the Agreement.

IX. This Agreement shall be made into two copies, and each copy shall have the same legal effects. This Agreement is effective upon execution by both parties. For other terms not mentioned, they should be solved by negotiation of both parties.

Party A (seal): Xi’an Qinba Pharmaceuticals Co.,Ltd.	Party B (seal):

Authorized Representative(signature)：	Authorized Representative(signature)：

Date：	Date：